Exhibit 99.1

Sadot Group Inc. Reports Second Quarter 2023 Results

Reports First Profitable Quarter in Company History as Q2 Revenue Rises to $160 Million

Fort Worth, Texas, August 9, 2023 (ACCESSWIRE) – Sadot Group Inc. (Nasdaq: SDOT) (the “Sadot Group” or the “Company”), an emerging player in the global food supply chain sector, today announced its second quarter results ending June 30, 2023. Chief Executive Officer, Michael Roper and Chief Financial Officer, Jennifer Black will host a conference call at 11:00 AM Eastern Daylight Time on August 10, 2023, to discuss the results. All interested parties are invited to join this call (please see registration details at the bottom of this release). The Q2 2023 financial statements for the quarter ended June 30, 2023, are available on the Investors Section of our website as well as on Nasdaq.com.

“We are pleased and proud to report that Q2 was a strong continuation of the past two quarters highlighted with our first ever profitable quarter in the company’s history,” said Michael Roper, CEO of Sadot Group Inc. “We have begun reaping the financial benefits of our global diversification strategy, which exemplifies our strategic approach to expanding into each of our three main business units (“Sadot Agri-Foods” also known as “Sadot LLC”, “Sadot Farm Operations” and “Sadot Food Service Operations”). By broadening our perspective, we seized the opportunity to venture into new markets and businesses within the global food industry. This move not only offers significant financial prospects but also generates social and environmental value.”

Financial highlights for the three months ended June 30, 2023:

●	Q2 2023 net income of $190k compared to a net loss of approximately $1.8 million for the prior year ended June 30, 2022.
●	The Company reported Q2 2023 consolidated revenue of $160 million, a significant increase compared to $3 million for Q2 2022.
●	Non-GAAP adjusted EBITDA from operations was $1.1 million in the second quarter of 2023 compared to a $1.2 million EBITDA loss in the second quarter 2022.
●	This marks eight consecutive months of at least $45 million in revenue per month.
●	Sadot Group Inc. as of June 30, 2023, had a cash balance of $5.1 million and a working capital surplus of $7.7 million.

Strategic and operational highlights during the second quarter of 2023 include:

On July 26, 2023, the Company announced that Muscle Maker, Inc. had taken a significant step in its journey by changing the Company’s name to Sadot Group Inc. This name change recognizes the Company’s evolution of our core business and aligns with our strategic vision.

Sadot Group amended its Services Agreement with Aggia LLC FZ (Aggia) which is reflected in our second quarter earnings. The new amendment modifies the formula by which Sadot Group would issue shares of common stock earned by Aggia for net income generated through our Agri-Foods unit from 80% of net income to 40% of net income on an accounting basis. As a result, the quarterly non-cash expense related to stock issuances to Aggia was reduced by 50%. Following the amendment, all shares to be earned by Aggia under the agreement have been issued and will retain voting rights, vesting over time using the 40% of net income formula.

On June 26, 2023, Sadot Group Inc. was added to the Russell Microcap Index, further solidifying our position in the market.

Sadot Agri-Foods Operations

●	Completed 21 transactions in Q2 with the average revenue per transaction of $7.5 million.
●	Average COGS per transaction of $7.3 million.
●	These 21 transactions were completed throughout 10 different countries.
●	Entered into a strategic service agreement with Buenaventura Trading LLC thereby expanding our commodity trade routes into the Americas.

Food Service Operations unit

●	47 units across two fast casual concepts, with 32 units being the flagship Pokémoto brand.
●	58 Pokémoto franchise agreements sold but not yet open.
●	Shifting to a franchise, royalty-generating model focused on our Pokémoto concept.
●	Restructuring of restaurant subsidiaries, reducing restaurant operating expense and overhead as well as working capital demands by closing underperforming units while refranchising (or selling) most of our remaining company-owned units.
●	Seeking strategic alternatives for our Superfit Foods concept.

Operating Results

For the three months ended June 30, 2023, the Company reported consolidated revenue of $160 million, an increase of $157 million or over 5,000% from the comparative period in 2022. The Company’s net income for the three months ended June 30, 2023, was $190k compared to an approximate $1.8 million loss from the comparative period in 2022. The increase from the second quarter of the prior year can be attributed to the formation of the Sadot Agri-Foods unit. As of June 30, 2023, the Company had a cash balance of $5.1 million and a working capital surplus of $7.7 million. The cash decrease in the second quarter of 2023, was due primarily to cash used in operations of $4.2 million. In addition, the company deployed capital into smaller size trades which tend to generate higher margins. The company has over $7.6 million in net, short term receivables that are due in less than 60 days.

Outlook

“Looking back on the remarkable work we’ve accomplished to date, we take immense pride in our achievements, but what truly excites us is the boundless potential of our future. I am thrilled to announce that the days, weeks, and months ahead will be filled with exciting news, as we continue to shape the trajectory of Sadot Group Inc. Our unwavering focus is on driving shareholder value, delivering sustainable growth, and maximizing returns for our valued investors through strategic decision-making. We eagerly look forward to sharing our journey, progress, and milestones with you.” - Michael Roper, CEO of Sadot Group Inc.

Webcast Details

Date: August 10, 2023

Time: 11:00 AM EDT / 8:00 AM PDT

To register, please use the link below:

https://audience.mysequire.com/webinar-view?webinar_id=190e174d-78f6-40ef-b756-7bcc24eca200

* Please note that when logging into the Webcast individuals must, when prompted to, “allow video and audio” access to your device to view and hear the call.

About Sadot Group Inc.

Sadot Group Inc., formerly known as Muscle Maker Inc., has rapidly established itself as an emerging player in the global food supply chain. Sadot provides innovative and sustainable supply chain solutions that address the world’s growing food security challenges.

The Sadot Group connects producers and consumers across the globe, sourcing agri-commodity products from producing geographies such as the Americas, Africa and the Black Sea and delivering to markets in Southeast Asia, China and the Middle East/North Africa region.

The Sadot Group currently operates within three key verticals of the global food supply chain including 1) global agri-commodity origination and trading operations for food/feed products such as soybean meal, wheat and corn, 2) farm operations producing grains and tree crops in Southern Africa, and 3) food service operations with 47 restaurants across the U.S. and Kuwait.

The Sadot Group is headquartered in Ft. Worth, Texas with subsidiary operations in Miami, Dubai, Singapore, Kyiv and Zambia. The Company continues to grow in size, diversity of operations, as well as in human and financial capital, but the principles that guided the Company remain the same – sourcing and providing healthier foods. For more information please visit www.sadotgroupinc.com.

Muscle Maker, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2023	December 31, 2022
	$’000	$’000
Assets
Current assets:
Cash	5,090	9,898
Accounts receivable, net of allowance for doubtful accounts of $34.2 thousand and $23.4 thousand as of June 30, 2023 and December 31, 2022, respectively	47,502	135
Inventory	307	298
Prepaid expenses and other current assets	319	317
Total current assets	53,218	10,648
Right to use assets	2,059	2,433
Property and equipment, net	1,497	1,895
Goodwill	2,626	2,626
Intangible assets, net	4,019	4,611
Deposit on farmland	8,802	4,914
Security deposits and other assets	102	103
Total assets	72,323	27,230
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	40,967	1,953
Accrued stock-based compensation expense - related party	-	3,603
Notes payable, current	3,727	222
Operating lease liability, current	511	560
Deferred revenue, current	93	95
Other current liabilities	204	182
Total current liabilities	45,502	6,615
Notes payable, non-current	685	759
Operating lease liability, non-current	1,673	2,019
Deferred revenue, non-current	1,295	1,276
Total liabilities	49,155	10,669
Commitments and Contingencies
Stockholders’ equity:
Common stock, $0.0001 par value, 150 million shares authorized, 36.0 million and 29.3 million shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	4	3
Additional paid-in capital	103,395	95,913
Accumulated deficit	(80,231)	(79,355)
Total stockholders’ equity	23,168	16,561
Total liabilities and stockholders’ equity	72,323	27,230

Muscle Maker, Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	$’000	$’000	$’000	$’000
Revenues:
Commodity sales	157,559	-	367,925	-
Company restaurant sales, net of discounts	2,487	2,751	4,788	5,445
Franchise royalties and fees	238	163	522	371
Franchise advertising fund contributions	20	16	36	34
Other revenues	13	-	13	-
Total revenues	160,317	2,930	373,284	5,850
Operating Costs and Expenses:
Commodity operating expenses:
Commodity cost	153,240	-	358,295	-
Labor	852	-	1,472	-
Other commodity operating expenses	485	-	639	-
Total commodity operating expenses	154,577	-	360,406	-
Restaurant operating expenses:
Food and beverage costs	867	1,117	1,706	2,143
Labor	956	903	1,836	1,976
Rent	290	327	564	667
Other restaurant operating expenses	551	688	1,023	1,338
Total restaurant operating expenses	2,664	3,035	5,129	6,124
Depreciation and amortization expenses	441	489	1,074	965
Franchise advertising fund expenses	20	16	36	34
Pre-opening expenses	-	-	36	-
Post-closing expenses	19	-	113	-
Stock-based consulting expenses	1,068	-	4,427	-
Sales, general and administrative expenses	1,888	1,127	4,030	2,451
Total costs and expenses	160,677	4,667	375,251	9,574
Loss from operations	(360)	(1,737)	(1,967)	(3,724)
Other Income / (Expense):
Other income / (expense)	251	(15)	251	(34)
Interest income / (expense), net	(22)	(10)	(19)	(28)
Change in fair value of accrued compensation	324	-	865	-
Gain on debt extinguishment	-	-	-	140
Total other income / (expense), net	553	(25)	1,097	78
Income / (Loss) Before Income Tax	193	(1,762)	(870)	(3,646)
Income tax	3	12	6	14
Net income / (loss)	190	(1,774)	(876)	(3,660)
Net Income / (Loss) Per Share:
Basic	0.01	(0.06)	(0.03)	(0.13)
Diluted	0.01	(0.06)	(0.03)	(0.13)
Weighted-Average # of Common Shares Outstanding:
Basic	33,362,887	28,668,116	31,407,362	28,235,052
Diluted	33,567,719	28,668,116	31,407,362	28,235,052

Muscle Maker, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2023	2022
	$’000	$’000
Cash Flows from Operating Activities
Net loss	(876)	(3,660)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,074	965
Stock-based compensation	318	89
Gain on extinguishments of debt	-	(140)
Stock-based consulting expenses	4,427	-
Change in fair value of compensation	(865)	-
Loss on disposal of assets	53	267
Bad debt expense	34	(59)
Changes in operating assets and liabilities:
Accounts receivable, net	(47,401)	(123)
Inventory	(9)	45
Prepaid expenses and other current assets	(2)	1,194
Security deposits and other assets	1	(12)
Accounts payable and accrued expenses	39,014	(611)
Accrued stock-based compensation expense - related party	-	-
Deferred rent	-	(128)
Operating right of use asset and liability, net	(21)	131
Deferred revenue	17	228
Other current liabilities	22	(91)
Total adjustments	(3,338)	1,755
Net cash used in operating activities	(4,214)	(1,905)
Cash Flows from Investing Activities
Deposit on farmland	(3,888)	-
Purchases of property and equipment	(247)	(283)
Disposal of property and equipment	110	-
Net cash used in investing activities	(4,025)	(283)
Cash Flows from Financing Activities
Repayments of convertible note	-	(50)
Proceeds from other notes payable	3,500	-
Repayments of notes payables	(69)	(63)
Net cash provided by (used in) financing activities	3,431	(113)
Net Decrease in Cash	(4,808)	(2,301)
Cash – beginning of period	9,898	15,767
Cash – end of period	5,090	13,466

Reconciliations of EBITDA, Adjusted EBITDA and Other Non-GAAP Measures

The following table presents a reconciliation of EBITDA and Adjusted EDITDA from the most comparable U.S. GAAP measure, Net loss, and the calculations of the Net loss margin and Adjusted EBITDA Margin for the three and six months ended June 30, 2023 and 2022:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
	$’000	$’000	$’000	$’000
Net income / (loss)	190	(1,774)	(876)	(3,660)
Adjustments to EBITDA:
Depreciation and amortization expenses	441	489	1,074	965
Interest expense, net	22	10	19	28
Income tax	3	12	6	14
EBITDA	656	(1,263)	223	(2,653)
Adjustments to Adjusted EBITDA:
Other income / (expense)	(251)	15	(251)	34
Change in fair value of accrued compensation	(324)	—	(865)	—
Gain on debt extinguishment	—	—	—	(140)
Stock-based consulting expenses	1,068	—	4,427	—
Adjusted EBITDA	1,149	(1,248)	3,534	(2,759)
Total revenue	160,317	2,930	373,284	5,850

Net income / (loss) Margin	0.1%	(60.5)%	(0.2)%	(62.6)%
Adjusted EBITDA Margin	0.7%	(42.6)%	0.9%	(47.2)%

Forward-Looking Statements

This press release may include “forward-looking statements” pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. To the extent that the information presented in this press release discusses financial projections, information, or expectations about our business plans, results of operations, products, or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “should”, “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in documents that we file from time to time with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained, and Sadot Group, Inc., does not undertake any duty to update any forward-looking statements except as may be required by law.

Investor Relations:

Frank Pogubila

SVP, Integrous Communications

W - 951.946.5288 E - IR@sadotco.com